                                                                 CONTACT PERSON:
                                                                    Robert Hynes
                                                                  (212) 355-5200

FOR IMMEDIATE RELEASE

               CLOSING OF WHEELING DOWNS REDEMPTION SCHEDULED FOR
                                DECEMBER 19, 2001

          WHX CORPORATION ANNOUNCES EXTENSION OF OFFER TO PURCHASE AND
         CONSENT SOLICITATION FOR ITS 10 1/2% SENIOR NOTES DUE 2005 TO
                                DECEMBER 19, 2001

New York - December 17, 2001--WHX  Corporation  (NYSE: WHX) announced today that the Wheeling Downs  Redemption is scheduled to close on Wednesday,  December 19,
2001, based upon the settlement of an offering of $125 million of 10 1/8% Senior
Notes due 2009 by Wheeling  Island  Gaming,  Inc.  (the  successor  by merger to
Wheeling Downs Racing  Association,  Inc.) which priced on December 12, 2001 and is expected to close on December 19, 2001, the proceeds of which will be used to fund the Wheeling Downs Redemption.

As a result,  WHX announced that its Offer to Purchase for Cash and Solicitation of Consents  relating to its 10 1/2% Senior Notes due 2005 (the "Notes"),  which was commenced on November 19, 2001, will be extended until 12:00  midnight,  New
York City time, on Wednesday, December 19, 2001, unless again extended.

The Offer to Purchase for Cash and  Solicitation of Consents remains subject to, among other things, the Minimum Condition, the Consent Condition, the closing of the Wheeling Downs  Redemption and the receipt by WHX  Entertainment  of the net proceeds  therefrom  and the  General  Conditions,  as set forth in the Offer to
Purchase and Consent  Solicitation  Statement.  The  depositary for the Offer to
Purchase for Cash and Solicitation of Consents,  Bank One, N.A., has advised WHX that through Friday, December 14, 2001, approximately $11.3 million in aggregate principal amount of Notes have been tendered and not withdrawn.

Forward-Looking Statements

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors  created  thereby.  Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Although WHX believes that the assumptions underlying the forward-looking  statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the  forward-looking  statements included in this press release,  including  without  limitation that the Wheeling Downs Redemption will close  as  scheduled  or at all,  will

prove to be accurate. In light of the significant  uncertainties inherent in the forward-looking  statements  included herein,  the inclusion of such information should not be regarded as a  representation  by WHX or any other person that the objectives and plans of WHX will be achieved.